[Form of Supplemental Indenture for

                              non-convertible securities]














               ====================================


                   FIRST SUPPLEMENTAL INDENTURE

                             between

                        NORAM ENERGY CORP.

                               and

                      [Name of Debt Trustee]

                   Dated as of October __, 1995


              =====================================








                        TABLE OF CONTENTS
                                                             Page

                            ARTICLE I
                           DEFINITIONS

     SECTION 1.1.   Definition of Terms . . . . . . . . . . .   2

                            ARTICLE II
          GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

     SECTION 2.1.   Designation and Principal Amount  . . . .   4
     SECTION 2.2.   Maturity  . . . . . . . . . . . . . . . .   4
     SECTION 2.3.   Form and Payment  . . . . . . . . . . . .   4
     SECTION 2.4.   Global Debenture  . . . . . . . . . . . .   4
     SECTION 2.5.   Interest  . . . . . . . . . . . . . . . .   6

                           ARTICLE III
                   REDEMPTION OF THE DEBENTURES

     SECTION 3.1.   Special Event Redemption  . . . . . . . .   7
     SECTION 3.2.   Optional Redemption by Company  . . . . .   8
     SECTION 3.3.   No Sinking Fund . . . . . . . . . . . . .   8

                            ARTICLE IV
               EXTENSION OF INTEREST PAYMENT PERIOD

     SECTION 4.1.   Extension of Interest Payment Period  . .   9
     SECTION 4.2.   Notice of Extension . . . . . . . . . . .   9
     Section 4.3.   Limitation of Transactions  . . . . . . .  10

                            ARTICLE V
                             EXPENSES

     SECTION 5.1.   Payment of Expenses . . . . . . . . . . .  10
     Section 5.2.   Payment Upon Resignation or Removal . . .  11

                            ARTICLE VI
                          SUBORDINATION

     SECTION 6.1.   Agreement to Subordinate  . . . . . . . .  11
     SECTION 6.2.   Default on Senior Indebtedness  . . . . .  12
     SECTION 6.3.   Liquidation; Dissolution; Bankruptcy  . .  12
     SECTION 6.4.   Subrogation . . . . . . . . . . . . . . .  14
     SECTION 6.5.   Trustee to Effectuate Subordination . . .  15
     SECTION 6.6.   Notice by the Company . . . . . . . . . .  15










                                                             Page

     SECTION 6.7.   Rights of the Trustee; Holders of Senior
                    Indebtedness  . . . . . . . . . . . . . .  16
     SECTION 6.8.   Subordination May Not Be Impaired . . . .  17

                           ARTICLE VII
                   COVENANT TO LIST ON EXCHANGE

     SECTION 7.1.   Listing on an Exchange  . . . . . . . . .  17

                           ARTICLE VIII
                        FORM OF DEBENTURE

     SECTION 8.1.   Form of Debenture . . . . . . . . . . . .  18

                            ARTICLE IX
                   ORIGINAL ISSUE OF DEBENTURES

     SECTION 9.1.   Original Issue of Debentures  . . . . . .  24

                            ARTICLE X
                          MISCELLANEOUS

     SECTION 10.1.  Ratification of Indenture . . . . . . . .  25
     SECTION 10.2.  Trustee Not Responsible for Recitals  . .  25
     SECTION 10.3.  Governing Law . . . . . . . . . . . . . .  25
     SECTION 10.4.  Separability  . . . . . . . . . . . . . .  25
     SECTION 10.5.  Counterparts  . . . . . . . . . . . . . .  25



























          FIRST SUPPLEMENTAL INDENTURE, dated as of ____________, 1995 (the "First Supplemental Indenture"), between NorAm Energy Corp., a Delaware corporation (the "Company"), and [Name of Debt Trustee], as trustee (the "Trustee") under the Indenture dated as of ________, 1995 between the Company and the Trustee (the "Indenture").

          WHEREAS, the Company executed and delivered the Inden-ture to the Trustee to provide for the future issuance of the Company's unsecured junior subordinated debt securities to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and deliv-ered as provided in the Indenture;

          WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its ___% Junior Subordinated Debentures due 20[25] (the "Debentures"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

          WHEREAS, NorAm Financing [I] [II], a Delaware statutory business trust (the "Trust"), has offered to the public $___ million aggregate liquidation amount of its ___% Trust Preferred Securities (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust and proposes to invest the proceeds from such offering, together with the pro-ceeds of the issuance and sale by the Trust to the Company of $___ million aggregate liquidation amount of its ___% Trust Common Securities, in $____ million aggregate principal amount of the Debentures; and

          WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects:

          NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:









                            ARTICLE I
                           DEFINITIONS

SECTION 1.1.   Definition of Terms.

          Unless the context otherwise requires:

          (a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

          (b)  a term defined anywhere in this First Supplemental
Indenture has the same meaning throughout;

          (c)  the singular includes the plural and vice versa;

          (d) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

          (e) headings are for convenience of reference only and do not affect interpretation;

          (f) the following terms have the meanings given to them in the Declaration: (i) Business Day; (ii) Clearing Agency;
(iii) Delaware Trustee; (iv) Depositary; (v) Dissolution Tax Opinion; (vi) No Recognition Opinion; (vii) Preferred Security Certificate; (viii) Pricing Agreement; (ix) Institutional Trust-ee; (x) Regular Trustees; (xi) Special Event; and (xii) Tax Event; and (xiii) Underwriting Agreement;

          (g) the following terms have the meanings given to them in this Section 1.1(g):

          "Additional Interest" shall have the meaning set forth in Section 2.5.

          "Compounded Interest" shall have the meaning set forth in Section 4.1.

          "Declaration" means the Amended and Restated Decla-ration of Trust of NorAm Financing [I] [II], a Delaware statutory business trust, dated as of _________, 1995.

          "Deferred Interest" shall have the meaning set forth in
Section 4.1.











          "Dissolution Event" means that, as a result of the occurrence and continuation of a Special Event, the Trust is to be dissolved in accordance with the Declaration, and the Deben-tures held by the Institutional Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Declaration.
          "Extended Interest Payment Period" shall have the meaning set forth in Section 4.1.

          ["Extended Maturity Date" means, if the Company elects to extend the Maturity Date in accordance with Section 2.2(b), the date selected by the Company which is after the Scheduled
Maturity Date but before October __, 2044.]

          "Global Debenture" shall have the meaning set forth in
Section 2.4.

          "Maturity Date" means the date on which the Debentures mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including
Compounded Interest and Additional Interest, if any.

          "Non Book-Entry Preferred Securities" shall have the meaning set forth in Section 2.4.

          "Optional Redemption Price" shall have the meaning set forth in Section 3.2.

          "Preferred Securities" has the meaning set forth in the recitals to this First Supplemental Indenture.

          ["Scheduled Maturity Date" means October __, 2025.]

          "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agree-ment (but excluding trade accounts payable arising in the ordi-nary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's accep-tance, security purchase facility or similar credit transaction;
(v) all obligations of the type referred to in clauses (i)









through (iv) of other Persons for the payment of which such obligor is responsible or liable as obligor, guarantor or other-wise; and (vi) all obligations of the type referred to in clauses
(i) through (v) of other Persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Debentures, and (2) any indebtedness between or among such obli-gor and its Affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (y) any other NorAm Financing Trust or (z) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financial Entity of preferred securities or other securities which rank pari passu with, or junior to, the Preferred Securities.


                            ARTICLE II
          GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.1.   Designation and Principal Amount.

          There is hereby authorized a series of Securities designated the "___% Junior Subordinated Deferrable Interest Debentures due 20[25]", limited in aggregate principal amount to $___ million, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Debentures pursuant to Section ___ of the Indenture.

SECTION 2.2.   Maturity. [Select appropriate option]

          [Use Option 1 if maturity is fixed -- The Maturity Date is ____________, 2025.]

          [Use Option 2 if maturity may be extended -- (a) The
Maturity Date will be either:

               i)   the Scheduled Maturity Date; or

               ii)  if the Company elects to extend the Maturity
     Date beyond the Scheduled Maturity Date in accordance with
     Section 2.2(b), the Extended Maturity Date;

          (b) the Company may at any time before the day which is 90 days before the Scheduled Maturity Date, elect to extend the Maturity Date only once to the Extended Maturity Date provid-









ed that the following conditions in this Section 2.2(b) are satisfied both at the date the Company gives notice in accordance with Section 2.2(c) of its election to extend the Maturity Date and at the Scheduled Maturity Date:

               i) the Company is not in bankruptcy or otherwise insolvent;

               ii) the Company is not in default on any Securi-ties issued to any NorAm Trust or any trustee of such NorAm
     Trust in connection with the issuance of Trust Securities by such NorAm Trust;

              iii) the Company has made timely payments on the Debenture for the immediately preceding six quarters without deferrals;

               iv) the Trust is not in arrears on payments of Distributions on the Trust Securities issued by it; and

               v) the Debentures are rated Investment grade or the equivalent by Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recog-nized statistical rating organization; and

          (c) if the Company elects to extend the Maturity Date in accordance with Section 2.2(b), the Company shall give notice to registered holders of the Debentures, the Institutional Trustee and the Trust of the extension of the Maturity Date and the Extended Maturity Date at least 90 days before the Scheduled Maturity Date.]

SECTION 2.3.   Form and Payment.

          Except as provided in Section 2.4, the Debentures shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Debentures issued in certificated form will be payable, the transfer of such Deben-tures will be registrable and such Debentures will be exchange-able for Debentures bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of any Debentures is the Institutional Trustee, the payment of the principal of and interest (including Compounded









Interest and Additional Interest, if any) on such Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

SECTION 2.4.   Global Debenture.

          (a)  In connection with a Dissolution Event,

               (i) the Debentures in certificated form may be presented to the Trustee by the Institutional Trustee in exchange for a global Debenture in an aggregate principal amount equal to the aggregate principal amount of all out-standing Debentures (a "Global Debenture"), to be registered in the name of the Depositary, or its nominee, and delivered by the Trustee to the Depositary for crediting to the ac-counts of its participants pursuant to the instructions of the Regular Trustees. The Company upon any such presenta-tion shall execute a Global Debenture in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. Payments on the Debentures issued as a Global Debenture will be made to the Depositary; and

               (ii) if any Preferred Securities are held in non book-entry certificated form, the Debentures in certificated form may be presented to the Trustee by the Institutional Trustee and any Preferred Security Certificate which repre-sents Preferred Securities other than Preferred Securities held by the Clearing Agency or its nominee ("Non Book-Entry Preferred Securities") will be deemed to represent benefi-cial interests in Debentures presented to the Trustee by the Institutional Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-E-ntry Preferred Securities until such Preferred Security Certificates are presented to the Security Registrar for transfer or reissuance at which time such Preferred Security Certificates will be cancelled and a Debenture, registered in the name of the holder of the Preferred Security Certifi-cate or the transferee of the holder of such Preferred Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Security Certificate cancelled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. On issue of such Debentures, Debentures with an equivalent aggregate princi-









     pal amount that were presented by the Institutional Trustee to the Trustee will be deemed to have been cancelled.

          (b) A Global Debenture may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

          (c) If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if at any time the Depositary for such series shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and a successor Depositary for such series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, the Company will execute, and, subject to Article [Two] of the Inden-ture, the Trustee, upon written notice from the Company, will authenticate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Debenture in exchange for such Global Debenture. In addi-tion, the Company may at any time determine that the Debentures shall no longer be represented by a Global Debenture. In such event the Company will execute, and subject to Section [2.05] of the Indenture, the Trustee, upon receipt of an Officers Certifi-cate evidencing such determination by the Company, will authenti-cate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Debenture in exchange for such Global Debenture. Upon the exchange of the Global Debenture for such Debentures in defini-tive registered form without coupons, in authorized denomina-tions, the Global Debenture shall be cancelled by the Trustee. Such Debentures in definitive registered form issued in exchange for the Global Debenture shall be registered in such names and in such authorized denominations as the Depositary, pursuant to in-structions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Depositary for delivery to the Persons in whose names such Securities are so registered.

SECTION 2.5.   Interest.

          (a) Each Debenture will bear interest at the rate of ___% per annum (the "Coupon Rate") from the original date of issuance until the principal thereof becomes due and payable, and









on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded quarterly, payable (subject to the provisions of Article Four) quarterly in arrears on [March 31, June 30, September 30 and December 31] of each year (each, an "Interest Payment Date," commencing on __________, 1995), to the Person in whose name such Debenture or any predecessor Debenture is registered, at the close of business on the regular record date for such interest installment, which, in respect of (i) Debentures of which the Institutional Trustee is the Holder and the Preferred Securities are in book-entry only form or (ii) a Global Debenture, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if (i) the Debentures are held by the Institutional Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Debentures are not represented by a Global Debenture, the Company may select a regular record date for such interest installment which shall be any date at least one Business Day before an Interest Payment Date.

          (b) The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such a 30-day period. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

          (c) If, at any time while the Institutional Trustee is the Holder of any Debentures, the Trust or the Institutional - Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authori-ty, then, in any case, the Company will pay as additional inter-est ("Additional Interest") on the Debentures held by the Instit-utional Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Institutional Trustee after paying such taxes, duties, assess-









ments or other governmental charges will be equal to the amounts the Trust and the Institutional Trustee would have received had no such taxes, duties, assessments or other government charges been imposed.


                           ARTICLE III
                   REDEMPTION OF THE DEBENTURES

SECTION 3.1.   Special Event Redemption.

          If a Tax Event has occurred and is continuing and:

          (a)  the Company has received a Redemption Tax Opinion;
     or

          (b) after receiving a Dissolution Tax Opinion, the Regular Trustees shall have been informed by tax counsel rendering the Dissolution Tax Opinion that a No Recognition
     Opinion cannot be delivered to the Trust,

then, notwithstanding Section 3.2(a) but subject to Section 3.2(b), the Company shall have the right upon not less than 30 days nor more than 60 days notice to the Holders of the Deben-tures to redeem the Debentures, in whole or in part, for cash within 90 days following the occurrence of such Tax Event (the "90 Day Period") at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption (the "Redemption Price"), provided that if at the time there is available to the Company the opportunity to eliminate, within the 90 Day Period, the Tax Event by taking some ministerial action ("Ministerial Ac-tion"), such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the Holders of the Trust Securities issued by the Trust, the Company shall pursue such Ministerial Action in lieu of redemption, and, provided, further, that the Company shall have no right to redeem the Debentures while the Trust is pursuing any Ministerial Action pursuant to its obliga-tions under the Declaration. The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemp-tion or such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount suffi-cient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.











SECTION 3.2.   Optional Redemption by Company.

          (a) Subject to the provisions of Section 3.2(b) and to the provisions of Article [III] of the Indenture, except as otherwise may be specified in this First Supplemental Indenture, the Company shall have the right to redeem the Debentures, in whole or in part, from time to time, on or after _________, 2000, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption (the "Optional Redemption Price"). Any re-demption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice to the Holder of the Debentures, at the Optional Redemption Price. If the Debentures are only partially redeemed pursuant to this Section 3.2, the Debentures will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption the Debentures are registered as a Global Debenture, the Depositary shall determine, in accordance with its proce-dures, the principal amount of such Debentures held by each Holder of Debenture to be redeemed. The Optional Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or at such earlier time as the Company determines provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemp-tion Price is to be paid.

          (b) If a partial redemption of the Debentures would result in the delisting of the Preferred Securities issued by the Trust from any national securities exchange or other organization on which the Preferred Securities are then listed, the Company shall not be permitted to effect such partial redemption and may only redeem the Debentures in whole.

SECTION 3.3.   No Sinking Fund.

          The Debentures are not entitled to the benefit of any sinking fund.


                            ARTICLE IV
               EXTENSION OF INTEREST PAYMENT PERIOD

SECTION 4.1.   Extension of Interest Payment Period.

          The Company shall have the right, at any time and from time to time during the term of the Debentures, to defer payments









of interest by extending the interest payment period of such Debentures for a period not exceeding 20 consecutive quarters (the "Extended Interest Payment Period"), during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this
Section 4.1, will bear interest thereon at the Coupon Rate compounded quarterly for each quarter of the Extended Interest Payment Period ("Compounded Interest"). At the end of the Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid on the Debentures, including any Additional Interest and Compounded Interest (together, "Deferred Interest") that shall be payable to the Holders of the Debentures in whose names the Debentures are registered in the Security Register on the first record date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period, provided that such period together with all such further extensions thereof shall not exceed 20 consecutive quarters, or extend beyond the maturity date of the Debentures. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

SECTION 4.2.   Notice of Extension.

          (a) If the Institutional Trustee is the only regis-tered Holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to the Regular Trustees, the Institutional Trustee and the Trustee of its selection of such Extended Interest Payment Period one Business Day before the earlier of (i) the next succeeding date on which Distributions on the Trust Securities issued by the Trust are payable, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities issued by the Trust, but in any event at least one Business Day before such record date.










          (b) If the Institutional Trustee is not the only Holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give the Holders of the Debentures and the Trustee written notice of its selection of such Extended Interest Payment Period 10 Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange or other applicable self-regulatory organization or to Holders of the Debentures.

          (c) The quarter in which any notice is given pursuant to paragraphs (a) or (b) of this Section 4.2 shall be counted as one of the 20 quarters permitted in the maximum Extended Interest
Payment Period permitted under Section 4.1.

Section 4.3.   Limitation of Transactions.

          If (i) the Company shall exercise its right to defer payment of interest as provided in Section 4.1, or (ii) there shall have occurred any Event of Default, as defined in the Indenture, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisi-tions of shares of its common stock in connection with the satis-faction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obliga-tions pursuant to any contract or security requiring the Company to purchase shares of its common stock, (ii) as a result of a reclassification of its capital stock or the exchange or conver-sion of one class or series of its capital for another class or series of its capital stock or, (iii) the purchase of fractional interests in shares of its capital stock pursuant to the conver-sion or exchange provisions of such capital stock or security being converted or exchanged) or make any guarantee payment with respect thereto and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Debentures; provided, however, the Company may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid.













                            ARTICLE V
                             EXPENSES

SECTION 5.1.   Payment of Expenses.

          In connection with the offering, sale and issuance of the Debentures to the Institutional Trustee and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Debentures, shall:

          (a) pay all costs and expenses relating to the offer-ing, sale and issuance of the Debentures, including commissions to the underwriters payable pursuant to the Underwriting Agree-ment and the Pricing Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section [7.06] of the Indenture;

          (b) pay all costs and expenses of the Trust (includ-ing, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Institutional Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets);

          (c) be primarily liable for any indemnification obligations arising with respect to the Declaration; and

          (d) pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.

Section 5.2.   Payment Upon Resignation or Removal.

          Upon termination of this First Supplemental Indenture or the Indenture or the removal or resignation of the Trustee pursuant to this Section 6.10, the Company shall pay to the Trustee all amounts accrued to the date of such termination,









removal or resignation. Upon termination of the Declaration or the removal or resignation of the Delaware Trustee or the Insti-tutional Trustee, as the case may be, pursuant to Section 5.6 of the Declaration, the Company shall pay to the Delaware Trustee or the Institutional Trustee, as the case may be, all amounts accrued to the date of such termination, removal or resignation.


                            ARTICLE VI
                   COVENANT TO LIST ON EXCHANGE

SECTION 6.1.   Listing on an Exchange.

          If the Debentures are to be issued as a Global Deben-ture in connection with the distribution of the Debentures to the holders of the Preferred Securities issued by the Trust upon a Dissolution Event, the Company will use its best efforts to list such Debentures on the New York Stock Exchange, Inc. or on such other exchange as the Preferred Securities are then listed.


                           ARTICLE VII
                        FORM OF DEBENTURE

SECTION 7.1.   Form of Debenture.

          The Debentures and the Trustee's Certificate of Authen-tication to be endorsed thereon are to be substantially in the following forms:

                   (FORM OF FACE OF DEBENTURE)

          [IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT THE FOLLOWING -- This Debenture is a Global Debenture within the meaning of the Indenture hereinafter referred to and is regis-tered in the name of a Depositary or a nominee of a Depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debenture (other than a transfer of this Deben-ture as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

          Unless this Debenture is presented by an authorized representative of The Depository Trust Company (55 Water Street,









New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANS-FER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No. ______________________




                        NORAM ENERGY CORP.

      ___% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURE
                            DUE 20[44]

          NorAm Energy Corp., a Delaware corporation (the "Compa-ny", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to, ______________ or registered assigns, the principal sum of _____________ Dollars ($___________) on ______-
___, ____, and to pay interest on said principal sum from ___-
_________, 1995, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, quarterly (subject to defer-ral as set forth herein) in arrears on [March 31, June 30, Sep-tember 30 and December 31] of each year commencing ___________, 1995, at the rate of ___% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Inter-









est Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debenture (or one or more Predeces-sor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such inter-est installment. [which shall be the close of business on the business day next preceding such Interest Payment Date unless
otherwise provided in the Indenture]   [IF PURSUANT TO THE PROVI-
SIONS OF THE INDENTURE THE DEBENTURES ARE NO LONGER REPRESENTED BY A GLOBAL DEBENTURE -- which shall be the close of business on the ____ business day next preceding such Interest Payment Date.] Any such interest installment not punctually paid or duly provid-ed for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securi-ties) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the regis-tered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Debenture is the Institutional Trustee, the payment of the principal of (and premium, if any) and interest on this Debenture will be made at such place and to such account as may be designated by the Institutional Trustee.

          The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebted-ness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Deben-ture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and
(c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance









hereof, hereby waives all notice of the acceptance of the subor-dination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereaf-ter incurred, and waives reliance by each such holder upon said provisions.

          This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentica-tion hereon shall have been signed by or on behalf of the Trust-ee.

          The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

          IN WITNESS WHEREOF, the Company has caused this instru-ment to be executed.

Dated __________________

                              NORAM ENERGY CORP.

                              By: ______________________________
                              Name:
                              Title


Attest:

By: ______________________
Name:
Title:



             (FORM OF CERTIFICATE OF AUTHENTICATION)

                  CERTIFICATE OF AUTHENTICATION

          This is one of the Debentures of the series of Deben-tures described in the within-mentioned Indenture.

[                    ]

                              or as Authentication Agent









By______________________      By______________________
  Authorized Signatory          Authorized Signatory


                  (FORM OF REVERSE OF DEBENTURE)

          This Debenture is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the "Debentures"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of _______, 1995, duly executed and delivered between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"), as supplemented by the First Supplemented Indenture dated as of _______, 1995, between the Company and the Trustee (the Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Debentures is limited in aggregate principal amount as speci-fied in said First Supplemental Indenture.

          Because of the occurrence and continuation of a Tax Event, in certain circumstances, this Debenture may become due and payable at the principal amount together with any interest accrued thereon (the "Redemption Price"). The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or at such earlier time as the Company deter-mines. The Company shall have the right to redeem this Debenture at the option of the Company, without premium or penalty, in whole or in part at any time on or after ________, 2000 (an "Op-tional Redemption"), or at any time in certain circumstances upon the occurrence of a Tax Event, at a redemption price equal to 100% of the principal amount plus any accrued but unpaid inter-est, to the date of such redemption (the "Optional Redemption Price"). Any redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice, at the Optional Redemption Price. If the Debentures are only partially redeemed by the Company pursuant to an Optional Redemption, the Debentures will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Debentures are registered as a Global Debenture, the Depositary shall determine the principal amount of such










Debentures held by each Debentureholder to be redeemed in accor-dance with its procedures.

          In the event of redemption of this Debenture in part only, a new Debenture or Debentures of this series for the unre-deemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

          In case an Event of Default, as defined in the Inden-ture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Deben-tures of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the Holders of which are required to consent to any such supple-mental indenture, without the consent of the Holders of each Debenture then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures of any series at the time outstanding affected thereby, on behalf of all of the Hold-ers of the Debentures of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Debentures of such series. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise),










irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

          No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

          The Company shall have the right at any time during the term of the Debentures and from time to time to extend the inter-est payment period of such Debentures for up to 20 consecutive quarters (an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent that payment of such interest is enforceable under applicable law). Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 20 consecutive quarters. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any addi-tional amounts then due, the Company may commence a new Extended Interest Payment Period.

          As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instru-ments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same ag-gregate principal amount and series will be issued to the desig-nated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

          Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Deben-









ture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Regis-
trar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

          No recourse shall be had for the payment of the princi-pal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

          [The Debentures of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.] [This Global Debenture is exchange-able for Debentures in definitive form only under certain limited circumstances set forth in the Indenture. Debentures of this series so issued are issuable only in registered form without coupons in denominations of $25 and any integral multiple there-of.] As provided in the Indenture and subject to certain limita-tions [herein and] therein set forth, Debentures of this series [so issued] are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

          All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.


                           ARTICLE VIII
                   ORIGINAL ISSUE OF DEBENTURES

SECTION 8.1.   Original Issue of Debentures.

          Debentures in the aggregate principal amount of $_- __________ may, upon execution of this First Supplemental Inden-ture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the









Company, signed by its Chairman, its Vice Chairman, its Presi-dent, or any Vice President and its Treasurer or an Assistant
Treasurer, without any further action by the Company.


                            ARTICLE IX
                          MISCELLANEOUS

SECTION 9.1.   Ratification of Indenture.

          The Indenture, as supplemented by this First Supple-mental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 9.2.   Trustee Not Responsible for Recitals.

          The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 9.3.   Governing Law.

          This First Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 9.4.   Separability.

          In case any one or more of the provisions contained in this First Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Debentures, but this First Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 9.5.   Counterparts.

          This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original;









but such counterparts shall together constitute but one and the same instrument.






















































          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgements and as of the day and year first above written.

                              NORAM ENERGY CORP.


                              By________________________________
                              Name:
                              Title:


[Seal]
Attest:


By:______________________


                              [Name of Debt Trustee]
                              as Trustee


                              By_______________________________
                              Name:
                              Title:

Attest:

By:___________________















